Exhibit (a)(2)

CONVERTIBLE PROMISSORY NOTE CONVERSION/AMENDMENT

AND

WARRANT AMENDMENT/EXERCISE ELECTION

HELIX BIOMEDIX, INC. (the “Company”)

This Convertible Promissory Note Conversion/Amendment and Warrant/Amendment Exercise Election (the “Election”) is being provided to you by Helix BioMedix, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Offer, as more fully described in that certain Offering Memorandum dated December 9, 2010 (the “Offering Memorandum”) to which this Election is attached as Exhibit (a)(2), to:

•

convert into shares of its Common Stock or amend those certain outstanding 8% Convertible Promissory Notes due July 1, 2011 in the aggregate principal amount of $3,474,000 (the “2011 Notes”) and those certain outstanding 8% Convertible Promissory Notes due July 1, 2013 in the aggregate principal amount of $1,000,000 (the “2013 Notes,” and together with the 2011 Notes, the “Existing Notes”); and

•

amend those certain outstanding Warrants to purchase 868,500 shares of Common Stock at an exercise price of $1.00 per share (the “2011 Warrants”) and those certain outstanding Warrants to purchase 250,000 shares of Common Stock at an exercise price of $0.80 per share (the “2013 Warrants,” and together with the 2011 Warrants, the “Existing Warrants”).

The 2011 Notes are due on July 1, 2011 and are convertible into shares of our Common Stock at a price of $1.00 per share, and the 2013 Notes are due on July 1, 2013 and are convertible into shares of our Common Stock at a price of $0.80 per share. At the election of the holders thereof, the Existing Notes will be convertible in the Offer into shares of our Common Stock at a price of $0.60 per share; alternatively, the Existing Notes as amended (the “Amended Notes”) will be due July 1, 2015 and will be convertible into shares of our Common Stock at a price of $0.75 per share.

The 2011 Warrants and 2013 Warrants as amended (the “Amended Warrants”) will be exercisable for twice the number of shares of our Common Stock as the Existing Warrants and the exercise price per share thereof will be reduced by half, such that the aggregate exercise price under both the Existing Warrants and the Amended Warrants will remain the same.

The Offer is being made to all holders of Existing Notes and Existing Warrants. If you wish to participate in the Offer, you must complete and sign this Election and deliver such Election to Helix BioMedix, Inc., 22118 20th Avenue SE, Suite 204, Bothell, Washington 98021, before 11:59 p.m., Eastern time, on December 24, 2010.

Capitalized terms used herein that are not otherwise defined shall have the meanings given to them in the Offering Memorandum.

In making a decision about whether to participate in the Offer, holders should rely only on the information provided or incorporated by reference in the Offering Memorandum and on your own examination of the Company’s business and the terms of the Offer, including the merits and risks involved. No one else is authorized to provide holders with any other information. Each holder should consult your own attorney, business advisor and tax advisor as to legal, business or tax advice with respect to participation in the Offer.

CONVERTIBLE PROMISSORY NOTE CONVERSION/AMENDMENT

With respect to your Existing Notes, choose ONE of the following options by checking the appropriate box.

☐	I ACCEPT the Company’s offer to CONVERT the aggregate outstanding principal amount and all accrued interest on my outstanding 8% Convertible Promissory Note(s) due July 1, 2011 and/or my outstanding 8% Convertible Promissory Note(s) due July 1, 2013 into shares of the Company’s Common Stock at a conversion price of $0.60 per share pursuant to the terms and conditions set forth in the Offering Memorandum.

- OR -

☐	I ACCEPT the Company’s offer to AMEND my outstanding 8% Convertible Promissory Note(s) due July 1, 2011 and/or my outstanding 8% Convertible Promissory Note(s) due July 1, 2013 pursuant to the terms and conditions set forth in the Offering Memorandum and as set forth on Appendix A to this Election.

- OR -

☐	I DECLINE the offer to AMEND or CONVERT my outstanding 8% Convertible Promissory Note(s) due July 1, 2011 and/or my outstanding 8% Convertible Promissory Note(s) due July 1, 2013 pursuant to the terms and conditions set forth in the Offering Memorandum.

WARRANT AMENDMENT/EXERCISE ELECTION

In addition, regardless of which option you have selected above, you may choose to AMEND and EXERCISE your Existing Warrant(s) to purchase shares of the Company’s Common Stock pursuant to the terms and conditions set forth in the Offering Memorandum by checking the appropriate box below:

☐	I ACCEPT the Company’s offer to AMEND my Existing Warrant(s) such that the Amended Warrant(s) will be exercisable for twice the number of shares of Common Stock as the Existing Warrant(s) and the exercise price per share thereof will be reduced by half, such that the aggregate exercise price under both the Existing Warrants and the Amended Warrants will remain the same, AND I hereby elect to EXERCISE my Amended Warrant(s) in full and have delivered to the Company a cashier’s check or wire transfer for the aggregate exercise price for my Amended Warrant(s).

- OR -

☐	I DECLINE the offer to AMEND and EXERCISE my Existing Warrant(s).

By accepting, executing and delivering this Election, I acknowledge, agree, represent and warrant that with respect to my participation in the Offer:

a.	I have received a copy of and fully reviewed the Offering Memorandum, including the information under the heading “Risk Factors,” and the documents referenced therein and contained therewith, and agree to be bound by all terms and conditions of the Offer as described in said materials.

b.	The Company’s acceptance of this Election tendered by me will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Offer.

c.	Upon the Company’s acceptance of this Election:

1.	to the extent that I have agreed to convert my Existing Note(s), I acknowledge and agree that: (A) all such Existing Note(s) will be cancelled and I will have no right to demand payment or acquire shares under the terms and conditions of such terminated Existing Note(s) and (B) all agreements and certificates relating to my Existing Notes will be automatically rendered null and void;

2.	to the extent that I have agreed to amend my Existing Note(s), I acknowledge and agree that the provisions set forth in Appendix A to this Election shall apply to and govern my Amended Note(s); and

3.	to the extent that I have agreed to exercise my Amended Warrant(s), I acknowledge and agree that: (A) all such Amended Warrant(s) will be cancelled and I will have no right to acquire shares under the terms and conditions of such terminated Amended Warrant(s) and (B) all agreements and certificates relating to my Amended Warrant(s) will be automatically rendered null and void.

d.	Under the circumstances set forth in the Offering Memorandum, the Company may extend, terminate or amend the Offer.

e.	I have such financial and business knowledge and experience that I am capable of evaluating the risks and merits of the Offer. I have had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and have had the opportunity to review the Company’s operations and facilities. I have also had the opportunity to ask questions of and receive answers from the Company and its management regarding the terms and conditions of the Offer.

f.	I have had a full and complete opportunity to review the Offer and this Election and have been given the opportunity to have my own counsel and advisors review the terms and conditions of the Offer and this Election. I am not relying on the Company for any advice or guidance regarding the advantages and disadvantages and/or the consequences (legal, tax, accounting or otherwise) related to the transactions contemplated by the Offer and this Election.

g.	I have full power and authority to elect to take the actions set forth in this Election with respect to my Existing Note(s) and Existing Warrant(s).

h.	Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the conversion or amendment of my Existing Notes and/or the exercise of my Amended Warrants.

i.	All authority herein conferred or agreed to be conferred shall not be affected by and shall survive my death or incapacity, and any obligation of mine hereunder shall be binding upon my heirs, personal representatives, successors and assigns.

j.	This Election may only be withdrawn in the manner provided in the Offering Memorandum.

k.	I understand that (1) the Amended Notes and the shares of Common Stock issuable upon conversion of the Existing Notes or Amended Notes or upon exercise of the Amended Warrants (the “Shares”) have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and therefore cannot be resold unless they are registered under the Securities Act or unless an exemption from registration is available; (2) the Company has no obligation or intention of registering the Amended Notes or Shares under the Securities Act; (3) the Existing Notes and Existing Warrants were issued in a private placement offering to “accredited investors” in reliance on the exemption from registration provided under Rule 506 of Regulation D of the Securities Act, and the Amended Notes, Amended Warrants and Shares will also be issued under the exemption from registration provided under Rule 506 of Regulation D; (4) the Amended Notes, Amended Warrants and Shares will be considered “restricted securities” under Rule 144 of the Securities Act, and, accordingly, such securities may only be resold by you pursuant to Rule 144 or another applicable exemption from the registration requirements of the Securities Act and all certificates issued in connection therewith shall bear restrictive legends denoting applicable restrictions under Rule 144 and otherwise.

l.	To the extent I have elected to convert my Existing Note(s) and/or exercise my Amended Warrant(s), I represent that I am purchasing the Shares for my own account for investment only and not with a view to any resale, distribution or other disposition of the Shares except pursuant to sales registered or exempted from registration under the Securities Act.

m.	I understand that no United States based agency, governmental authority, regulatory body, stock exchange or other entity (including without limitation, the United States Securities and Exchange Commission or any state securities commission) has made any finding or determination as to the merit for investment of, nor have any such agencies or governmental authorities made any recommendation or endorsement with respect to, the Offer.

n.	I am an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

The representations and warranties of the holder contained in this Election shall be true at the effective date of the Offer as though they were made at the effective date of the Offer and they shall survive the effective date of the Offer and remain in full force and effect thereafter for the benefit of the Company.

IN WITNESS WHEREOF, the undersigned holder of Existing Note(s) and Existing Warrant(s) has executed this Election as of the date written below.

EXECUTED this      day of December, 2010.

Signature
(of authorized signatory if a company or trust)

Name of person signing

Title of person signing if applicable

Name of company or trust if applicable

Address of Holder

Tax ID#

ELECTION accepted this     day of December, 2010.

Helix BioMedix, Inc., a Delaware corporation
By:

Its:

INSTRUCTIONS TO THE ELECTION FORM

1. Delivery of Election.

In order to tender this Election, you must deliver a properly completed and duly executed original of the Election and (a) to the extent that you are converting your Existing Note(s), your original Existing Note(s) and (b) to the extent that you are exercising your Amended Warrant(s), your original Existing Warrant(s) (or, if you have misplaced either your Existing Note(s) and/or your Existing Warrant(s), the attached Affidavit of Lost Convertible Promissory Note and/or Warrant and Indemnity Agreement), along with a cashier’s check or wire transfer for the aggregate exercise price for your Amended Warrant(s), in all cases before 11:59 p.m., Eastern time, on December 24, 2010 (the “Expiration Date”), to us at the following address:

Helix BioMedix, Inc.

22118 20th Avenue SE, Suite 204

Bothell, Washington 98021

Telephone: (425) 402-8400

Attention: R. Stephen Beatty, President and Chief Executive Officer

The method of delivery to us of this Election, Existing Note(s), Existing Warrant(s) and all other required documents is at your election; however, we recommend using a courier service such as FedEx or UPS or other guaranteed delivery service with tracking features. If you deliver your materials by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery.

The Company’s wire transfer instructions are available upon request at the address set forth above.

2. Withdrawal.

Elections made through the Offer may be withdrawn at any time before the Expiration Date. If the Company extends the Offer beyond that time, you may withdraw your Election at any time until the extended expiration of the Offer. In addition, if we have not agreed to accept your submitted Election by 40 business days from the commencement of the Offer, you can withdraw it at any time after that date until we do accept your submitted Election. To withdraw tendered Elections you must hand deliver or fax a completed, signed and dated Notice of Withdrawal to the Company while you still have the right to withdraw your Election. Any Existing Notes or Existing Warrants withdrawn may be re-tendered before the expiration of the Offer in the same manner as the original tender.

3. Conditions.

The Company will not accept any alternative, conditional or contingent tenders. Although it is our intent to send you a confirmation of receipt of this Election, by signing this Election you waive any right to receive any notice of the receipt of the tender of your Election.

4. Signatures on This Election.

The Shares will only be issued in the same names as appearing on the Existing Note(s) and Existing Warrant(s), unless the Company otherwise agrees. If this Election is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of that person to so act must be submitted with this Election.

5. Other Information on this Election.

In addition to signing this Election, you must print your name and indicate the date on which you signed. We are also requesting your government identification number, such as your social security number, tax identification number or national identification number, as appropriate.

6. Requests for Assistance or Additional Copies.

Any questions, requests for assistance, or requests for additional copies of the Offer or this Election should be directed to:

Helix BioMedix, Inc.

22118 20th Avenue SE, Suite 204

Bothell, Washington 98021

Telephone: (425) 402-8400

Attention: R. Stephen Beatty, President and Chief Executive Officer

HELIX BIOMEDIX, INC.

AFFIDAVIT OF LOST CONVERTIBLE PROMISSORY NOTE AND/OR WARRANT

AND

INDEMNITY AGREEMENT

The undersigned (the “Holder”), being duly sworn, deposes and says that it is the legal and beneficial owner of one or more of the following securities of Helix BioMedix, Inc. (the “Company”):

•	8% Convertible Promissory Note due July 1, 2011; and/or

•	8% Convertible Promissory Note due July 1, 2013; and/or

•	Warrant to purchase shares of the Company’s Common Stock at an exercise price of $1.00 per share; and/or

•	Warrant to purchase shares of the Company’s Common Stock at an exercise price of $0.80 per share;

WHEREAS, the aforementioned Note(s) and/or Warrant(s) have been lost or mislaid;

NOW, THEREFORE, IT IS AGREED that if any of said Note(s) or said Warrant(s) is found or comes into the hand or power of the Holder or its successors or assigns, or into the hand, custody or power of any person known to the Holder, said Note(s) and/or said Warrant(s) shall be delivered to the Company for cancellation; and

IT IS FURTHER AGREED, that the Holder, its successors and assigns, shall at all times indemnify and save harmless the Company, its employees, directors, owners, agents, and its and their respective heirs, executors, administrators, successors and assigns from and against all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising from loss of such Note(s) and/or such Warrant(s).

Signature
(of authorized signatory if a company or trust)

Name of person signing

Title of person signing if applicable

Name of company or trust if applicable

Date:

HELIX BIOMEDIX, INC.

NOTICE OF WITHDRAWAL OF

CONVERTIBLE PROMISSORY NOTE CONVERSION/AMENDMENT AND

WARRANT AMENDMENT/EXERCISE ELECTION

PURSUANT TO THE OFFERING MEMORANDUM DATED DECEMBER 9, 2010

If you previously elected to convert or amend your Existing Note(s) and/or exercise your Amended Warrant(s) of Helix BioMedix, Inc. (the “Company”) by delivering an Election to the Company and you would like to withdraw your Election, you must complete and sign this Notice of Withdrawal and return it by hand, mail or facsimile to:

Helix BioMedix, Inc.

22118 20th Avenue SE, Suite 204

Bothell, Washington 98021

Telephone: (425) 402-8400

Attention: R. Stephen Beatty, President and Chief Executive Officer

We must RECEIVE your Notice of Withdrawal before 11:59 p.m., Eastern Time, on December 24, 2010, unless (i) the Offer is extended, in which case this Notice of Withdrawal must be received before the extended expiration of the Offer, or (ii) we have not accepted your Election by 11:59 p.m., Eastern Time, on December 24, 2010, in which case this Notice of Withdrawal must be received before we accept or reject the Election. The method by which you deliver this Notice of Withdrawal is at your sole option and risk, and delivery will be deemed effective only when actually received by the Company. If you elect to deliver this Notice of Withdrawal by mail, we recommend that you use registered or certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

All capitalized terms used herein but not defined shall have the meaning given to them in the Offering Memorandum.

TO: HELIX BIOMEDIX, INC.

I previously received the Offer dated December 9, 2010 and the Convertible Promissory Note Conversion/Amendment and Warrant Amendment/Exercise Election (the “Election”). I signed and returned the Election, and I now wish to withdraw my Election. By withdrawing my Election, I understand that unless I submit a new Election, I will continue to hold the Existing Note(s) and Existing Warrant(s) which will continue to be governed by the terms and conditions pursuant to which they were issued.

I have completed and signed the following exactly as my name appears on the original Election. If this Notice of Withdrawal is signed by a trustee, executor, administration, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of that person to so act must be submitted with this Notice of Withdrawal.

Signature
(of authorized signatory if a company or trust)

Name of person signing

Title of person signing if applicable

Name of company or trust if applicable

Date:

APPENDIX A

CONVERTIBLE PROMISSORY NOTE AMENDMENT

TERMS AND CONDITIONS

1. The “Maturity Date” of the Existing Note(s) (as defined in the Existing Note(s)) shall be July 1, 2015.

2. Section 3 of the Existing Note(s) is hereby amended and restated in its entirety as follows:

“3.	Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) Failure to Pay. The Company shall fail in any material respect to pay any principal payment, any interest or other payment required under the terms of this Note on the date due and such payment shall not have been made within fifteen (15) days of the Company’s receipt of the Holder’s written notice to the Company of such failure to pay; or

(b) Breaches of Covenants. The Company shall fail in any material respect to observe or perform any covenant, obligation, condition or agreement contained in this Note (other than those covenants specified in Section 3(a) hereof) and such failure shall continue for thirty (30) days after the Company’s receipt of the Holder’s written notice to Company thereof; or

(c) Representations and Warranties. Any representation or warranty made by the Company to the Holder in this Note shall be untrue in any material respect when made; or

(d) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(e) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.”

3. Section 5 of the Note(s) is hereby amended and restated in its entirety as follows:

“5.	Conversion.

(a) Automatic Conversion upon Equity Financing. Upon the closing (or first in a series of closings) of the next equity financing in which Company sells shares of its equity securities (the “Equity Securities”) for an aggregate consideration of at least $7,500,000 (the “Equity Financing”), the principal and accrued interest due on this Note shall automatically be converted into shares of the Equity Securities as set forth in Section 5(e) below. The conversion shall be deemed to have occurred as of the date of such closing or the date of the first closing in a series of closings. As a condition precedent (which may be waived by the Company) to conversion of this Note as provided for in this Section 5(a), the Holder will be required to execute the definitive Stock Purchase Agreement and such other agreements prepared in connection with the Equity Financing. The number of shares of Equity Securities into which this Note shall be automatically converted shall be determined by dividing the principal and accrued interest due on this Note as of the date of conversion by an amount equal to the lesser of (i) the per share price of the Equity Securities issued and sold in the Equity Financing and (ii) $0.75.

(b) Automatic Conversion upon Corporate Transaction. Upon the closing of a sale of substantially all of the Company’s assets or a merger or consolidation of the Company in which the Company’s stockholders will hold, in the aggregate, less than 50% of the voting power of the combined entity, the principal and accrued interest due on this Note shall automatically be converted into shares of the Company’s Common Stock as set forth in Section 5(e) below. The conversion shall be deemed to have occurred as of the date of such closing. The number of shares of Common Stock into which this Note shall be automatically converted shall be determined by dividing the principal and accrued interest due on this Note as of the date of conversion by an amount equal to the lesser of (i) the per share price attributed to the Company’s Common Stock in connection with such transaction and (ii) $0.75.

(c) Automatic Conversion Upon Achievement of Market Trading Milestone. In the event of the cumulative trades of more than an aggregate of 1,000,000 shares of the Company’s Common Stock in the open market during any consecutive 90-day period at closing sale prices equal to or greater than $2.50 per share, as reported by the Over-the-Counter Bulletin Board or other primary market or exchange upon which the Common Stock is then traded or listed (the “Market Trading Milestone”), the principal and accrued interest due on this Note shall automatically be converted into shares of the Company’s Common Stock as set forth in Section 5(e) below. The conversion shall be deemed to have occurred as of the date of the last trade of the Company’s Common Stock by which the Market Trading Milestone is achieved. The number of shares of Common Stock into which this Note shall be automatically converted shall be determined by dividing the principal and accrued interest due on this Note as of the date of conversion by $0.75.

(d) Voluntary Conversion at Maturity Date or Prior to Prepayment. The Holder will have the option, in its sole discretion, to convert this Note into shares of the Company’s Common Stock as set forth in Section 5(e) below (i) at and as of the Maturity Date, to the extent this Note is still outstanding and has not otherwise been converted or repaid in full, or (ii) in the event that the Company has provided the Holder written notice pursuant to Section 11(b) below of its intent to prepay the Note. The number of shares of Common Stock into which this Note may be voluntarily converted shall be determined by dividing the principal and accrued interest due on this Note as of the date of conversion by $0.75.

(e) Issuance of Securities on Conversion. As soon as practicable after conversion of this Note, the Company, at its expense, will cause to be issued in the name of and delivered to the Holder a certificate or certificates representing the number of fully paid and nonassessable shares of the Equity Securities or Common Stock (as applicable) to which Holder shall be entitled upon such conversion. No fractional shares will be issued upon conversion of this Note.

(f) Termination of Rights. All rights with respect to this Note shall terminate upon conversion hereof in accordance with this Section 5, whether or not this Note has been surrendered. Notwithstanding the foregoing, the Holder agrees to surrender this Note to Company for cancellation as soon as is practicable following conversion of this Note.”

4. Section 11(b) of the Existing Note(s) is hereby amended and restated in its entirety as follows:

“(b) The Company shall have the right to prepay at any time, without penalty, in whole or in part, the unpaid principal and interest due on this Note upon 30 days written notice to the Holder, provided that during such 30-day period and prior to prepayment, the Holder may voluntarily convert the Note into shares of the Company’s Common Stock in accordance with Section 5(d) above.”